UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) May 27, 2011

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

On May 27, 2011, Watsco, Inc., a Florida corporation (the “Company”), held its 2011 annual meeting of shareholders (the “Annual Meeting”). The final voting results for each of the proposals submitted to a vote of the Company’s shareholders at the Annual Meeting are as follows:

Proposal 1. Election of three directors to serve until the Company’s 2014 annual meeting of shareholders. The Common stock director was elected by holders of the Company’s Common stock voting as a single class, and the Class B common stock directors were elected by holders of the Class B common stock voting as a single class:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Common Stock:
Richard S. Fedrizzi	23,612,752	69,033	—

Class B Common Stock:
Denise Dickins	44,513,940	58,390	—
Paul F. Manley	44,533,250	39,080	—

Proposal 2. Approval of the Company’s Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan. The combined vote of the Company’s Common and Class B common stock was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
67,100,973	104,559	1,048,583	—

Proposal 3. Approval of a non-binding advisory resolution regarding the compensation of the Company’s named executive officers. The combined vote of the Company’s Common and Class B common stock was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
53,947,352	13,161,395	1,145,368	—

Proposal 4. Recommendation of a non-binding advisory resolution on the frequency of the advisory vote on compensation of the Company’s named executive officers. The combined vote of the Company’s Common and Class B common stock was as follows:

Three Years	Two Years	One Year	Abstentions	Broker Non-Votes
52,594,590	32,792	14,360,524	1,266,209	—

The Board of Directors has considered the vote of the Company’s shareholders as to the frequency of advisory votes to approve the Company’s executive compensation and has determined that the Company will hold an advisory vote on executive compensation every three years. As such, the next advisory vote on the Company’s executive compensation will be no later than the Company’s 2014 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: June 3, 2011	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer